Exhibit 10.1

SUMMARY SHEET OF DIRECTOR FEES AND EXECUTIVE OFFICER COMPENSATION

I. Director Compensation

As compensation for their service as directors of The Providence Service Corporation (the “Company”), each non-employee member of the Board of Directors (the “Board”) receives a $10,000 annual stipend, except for the Audit Committee Chair who receives a $28,800 annual stipend. Payment of the annual stipends is made on a quarterly basis following each quarter of service. Additionally, each non-employee member of the Board receives $3,500 for each Board meeting attended in person, $1,000 for each telephonic meeting of the Board participated in, and $1,000 for each committee meeting attended or participated in by telephone of which such non-employee member of the Board is a member that is not held the same day as a Board meeting, except that the Audit Committee Chair receives $2,500 for each Audit Committee meeting attended or participated in by telephone that is not held the same day as Board meeting.

In addition, each non-employee member then serving on the first business day of each January receives a ten year option to purchase 10,000 shares of the Company’s common stock under the Company’s 2003 Stock Option Plan with an exercise price equal to the closing market price of the Company’s common stock on the date of grant. Such options will vest in three equal installments on each of the first, second and third anniversary of the date of grant.

II. Executive Compensation

Base Salaries

The following table sets forth current base salaries of the Company’s CEO and each of the executive officers who were named in the Summary Compensation Table in the Company’s definitive proxy statement filed with the SEC on April 20, 2005 (the “Named Executive Officers”).

Name	Base Salary
Fletcher Jay McCusker	$250,000
William Boyd Dover	190,000
Michael N. Deitch	195,000
Fred D. Furman	195,000
Craig A. Norris	200,000

Participation in Stock Option Plan and Other Arrangements

The Named Executive Officers are also eligible to:

•	Participate in the Company’s 2003 Stock Option Plan;

•	Participate in certain group life, health, medical and other non-cash benefits generally available to all salaried employees; and

•	Participate in certain health and dental benefits for their family, which are not available to all salaried employees.

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